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                             AGREEMENT AMONG UNDERWRITERS


          Agreement dated as of [______], 1998 between Kashner Davidson Securities Corp. ("KDSC") and Joseph Charles & Associates, Inc. ("JCAI"). KDSC and JCAI are herein collectively referred to as the "Underwriters."


                                W I T N E S S E T H :
                                - - - - - - - - - -


          WHEREAS, FirsLink Communications, Inc. (the "Company") has filed with the Securities and Exchange Commission ("Commission"), a registration statement on Form SB-2 (Registration No. 333-[______]) and one or more amendments thereto (collectively, the "Registration Statement") for the public sale ("Offering") through the Underwriters, severally and not jointly, of 1,400,000 units (the "Units"), each Unit consisting of one share of common stock, no par value per share (the "Common Stock"), and one common stock purchase warrant (the "Warrants"), _______ Units to be underwritten by KDSC and _____ Units to be underwritten by JCAI, plus an option, exercisable for a period of 45 days from the effective date of the Registration Statement, to purchase up to an additional 210,000 Units to cover over-allotments, if any (the "Over-allotment Option"); and

          WHEREAS, the Company and the Underwriters are, on the date hereof, entering into an underwriting agreement (the "Underwriting Agreement") which provides that the Underwriters will (a) purchase the Units (the Units, and the Common Stock and Warrants underlying the Units are sometimes collectively referred to herein as the "Securities"), severally and not jointly, at a price that reflects a 10% discount, (b) receive an expense allowance equal to 3% of the gross proceeds of the offering the ("Expense Allowance"), and (c) be sold, for nominal consideration, five-year warrants to purchase up to an aggregate of 140,000 Units (the "Underwriters' Warrants").

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. UNDERWRITING FEES AND EXPENSES. Of the 10% underwriting discount per Unit, each Underwriter shall receive 2% with respect to underwritten Securities and an additional 8% with respect to Securities actually sold. Each Underwriter shall bear its own expenses in connection with the transactions contemplated herein, provided that the following expenses shall be deducted from the Expense Allowance prior to distribution: fees and disbursements of Sichenzia, Ross & Friedman, LLP, counsel to the Underwriters in connection with the transaction (other than for blue sky matters which, pursuant to the Underwriting Agreement, shall be borne by the Company). It is understood amount the Underwriters that Sichenzia, Ross & Friedman, LLP is acting as legal counsel for all the Underwriters and that the interests of one Underwriter is not superior to the others.



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After such deductions, the balance of the Expense Allowance shall be divided equally among the Underwriters. However, any reduction in compensation payable to the Underwriters in connection with the Offering as a result of the determination of the National Association of Securities Dealers, Inc. that compensation had previously accrued to one, but not all the Underwriters, shall be deducted in its entirety from the compensation otherwise payable to such Underwriter pursuant to the terms of this Agreement

          2. PURCHASE OF COMMON STOCK AND WARRANTS AND OVER-ALLOTMENT OPTION. Each Underwriter shall underwrite, severally and not jointly, the Units set forth in the first Whereas clause hereof. KDSC shall retain [_____] Units and JCAI shall retain [_____] Units. KDSC and JCAI shall have the mutual right to exercise the Over-allotment Option on a pro-rata basis.

          3. UNDERWRITERS' WARRANTS. Each Underwriter shall be entitled to purchase a pro rata portion of the Underwriters' Warrants.

          4. NOMINEE TO BOARD OF DIRECTORS. The Underwriters shall be entitled to designate one mutually agreed upon nonvoting advisor to the Company's Board of Directors as set forth in the Underwriting Agreement.

          5.   INDEMNITY AND CONTRIBUTION.

               5.1. Each Underwriter agrees to indemnify and hold harmless the other Underwriters, its officers, directors, partners, employees, agents, and counsel and each person, if any, who controls any such Underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act ("Control Persons"), with respect to written information provided to the Company by such Underwriter as stated in Section 2(c) of the Underwriting Agreement, to the extent and upon the terms which the Underwriters agree to indemnify and hold harmless the Company as set forth in the Underwriting Agreement.

               5.2. Each Underwriter will pay as contribution, its ratable share (based upon the number of Units underwritten by each) of any losses, liabilities, claims, or damages, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of, based upon, or in connection with any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus, the Registration Statement, the Prospectus (as from time to time amended or supplemented), any amendment or supplement thereto, or in any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Units under the "blue sky" or securities laws thereof or filed with the Commission or any securities exchange, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than a statement or omission made in reliance upon and in conformity with written information furnished to the Company as stated in Section 2(c) of the Underwriting Agreement with respect to any Underwriter by or on behalf of such Underwriter expressly for inclusion therein); and will pay its

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pro rata portion of all attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing, or defending against any such loss, liability, claim, or damage, or any action in respect thereof and any amounts paid in settlement of any claim or litigation. In determining the amount of each of the Underwriters' obligation under this Section 5, appropriate adjustment will be made to reflect any amounts received by any Underwriter in respect of such untrue statement, alleged untrue statement, omission, or alleged omission from the Company pursuant to Section 10 of the Underwriting Agreement or otherwise. There shall be credited against any amount paid or payable by the Underwriters pursuant to this Section 5.2 any loss, liability, claim, damage, or expense which is reasonably incurred as a result of any such claim asserted against the Underwriters (other than fees and disbursements of an Underwriter's separate counsel if such counsel is not jointly approved by the Underwriters as provided in the next sentence), and if such loss, liability, claim, damage, or expense is incurred by the Underwriters subsequent to any payment by the Underwriters pursuant to this Section 5.2, appropriate provision shall made to effect such credit, by refund or otherwise. If any such claim is asserted or any action in connection therewith as we jointly deem necessary or desirable, including retaining counsel for the Underwriters, and in the Underwriters' joint discretion separate counsel for any particular Underwriter and the fees and disbursements of any counsel so retained shall be included in the amounts payable pursuant to this Section 5.2.

               5.3. The indemnity and contribution contained in this Section 5 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such other Underwriter or its officers, directors, partners, employees, agents, counsel, or Control Persons (if any) and shall survive the delivery of the Units to the Underwriters and the termination of this Agreement. In determining amounts payable pursuant to Section 5.2 hereof, any loss, liability, claim, damage or expense incurred by any person who controls any Underwriter within the meaning of Section 15 of the Act or any Underwriter which has been incurred by reason of such control or other relationship shall be deemed to have been incurred by such Underwriter. Any Underwriter shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of such Underwriter. No Underwriter may settle any such claim or action without the prior written consent of the other. Whenever an Underwriter receives notice of the assertion of any claim or the commencement of any action to which the provisions of
Section 5.2 hereof would be applicable, such Underwriter will give prompt notice thereof to the other Underwriter.

          6. REDEMPTION OF WARRANTS. It is hereby agreed that during such period as the redemption of the Warrants requires the mutual consent of the Underwriters pursuant to the Underwriting Agreement.

          7. BOARD OF DIRECTOR DESIGNEE. Pursuant to the provisions of the Underwriting Agreement, a mutually agreed upon designee of each of the Underwriters will be invited to attend meetings of the Board of Directors of the Company. Subject to obligations of confidentiality, upon the request of any other Underwriter, the designee will inform such Underwriter on a timely basis of any material information regarding the Company or its business or operations. Provided, however, that nothing contained herein shall obligate such designee to attend any meeting or

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meetings of the Board of Directors.

          8. MISCELLANEOUS. This Agreement is made solely for the benefit of the Underwriters and their respective officers, partners, agents, counsel and Control Persons and their respective successors and assigns, and not other person shall acquire or have any rights by virtue of this Agreement. The validity, interpretation and construction of this Agreement and of each part hereof will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of laws. This Agreement constitutes the parties' full agreement and may not be modified by anything other than a writing signed by the parties. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

          All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

          (a)  If to KDSC, to:   Kashner Davidson Securities Corp.
                                 77 South Palm Avenue
                                 Sarasota, FL 34236

                                 Attention: Mr. Victor Kashner


               If to Aegis, to:  Joseph Charles & Associates, Inc.
                                 Mellon Financial Center
                                 1775 Sherman Street, Suite 900
                                 Denver, CO 80203

                                 Attention:  Mr. James E. Hosch


          (b)  With a copy of all notices to either KDSC or JCAI to:

                    Sichenzia, Ross & Friedman, LLP
                    135 West 50th Street
                    20th Floor
                    New York, NY 10020
                    Attn.: Gregory Sichenzia, Esq.

or to such other addresses as any party shall have specified by notice in writing to the others.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                 KASHNER DAVIDSON SECURITIES CORP.


                                 By:
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                                 JOSEPH CHARLES & ASSOCIATES, INC.


                                 By:
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